EXHIBIT 99.1



Gately & Associates, LLC                          Certified Public Accountants
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March 30, 2001


Mintmire & Associates
c/o Bradley F.  Rothenburg
265 Sunrise Avenue, Suite 204
Palm Beach, FL   33480


Dear Bradley,

This letter is to inform you that the financial statements for Platinum & Gold, Inc. can not be completed by the company's accountant by March 30, 2001 without undue hardship and expense. Please extend the filing date for the financial statement date April 14, 2001.



Sincerely,


/s/ James P.  Gately
James P.  Gately